Exhibit 23(j) under N-1A
                                          Exhibit 23 under 601/Reg S-K


                                DELOITTE & TOUCHE

           CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the use in this Post-Effective Amendment No. 13 of the Registration Statement on Form N-1A No. 33-51247 of our report dated January 12, 2001 accompanying the financial statements of Federated Managed Allocation Portfolios (the "Funds")(including: Federated Managed Income Portfolio, Federated Managed Conservative Growth Portfolio, Federated Managed Moderated Growth Portfolio and Federated Managed Growth Portfolio) appearing in the Prospectus, contained in such Registration Statement, and the use of our name, and the statements with respect to us, as appearing under the heading "Financial Highlights" in the Prospectus.

By: DELOITTE & TOUCHE
    Deloitte & Touche

    Certified Public Accountants

Boston, Massachusetts
January 24, 2001